THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER ANY STATE SECURITIES LAWS. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THESE SECURITIES UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

                            -------------------------

                              AMENDED AND RESTATED

                       SECURED CONVERTIBLE PROMISSORY NOTE

                                       OF

                             EBIZ ENTERPRISES, INC.

$1,041,780.82                                                  December 31, 2000

         EBIZ ENTERPRISES, INC., a Nevada corporation (the "Company"), desires to amend and restate the Five Hundred Thousand Dollar ($500,000) Secured Convertible Promissory Note dated August 22, 2000 (the "Note"), to include (i) interest that has accrued under the Note, (ii) a Five Hundred Thousand Dollar obligation to The Canopy Group ("Noteholder") under that certain Secured Convertible Promissory Note dated July 10, 2000 by and between Noteholder and Linuxmall.com, Inc. that the Company agreed to pay pursuant to that certain Stock Purchase and Warrant Agreement dated October 19, 2000 by and between the Company, Noteholder and JEM Ventures Ebiz, LLC, ("Purchase Agreement"), and that the Company hereby assumes (the "Assumed Note"), and (iii) any interest that has accrued under the Assumed Note. Therefore, for the convenience of Noteholder and the Company, the principal balance of the Note is hereby increased to One Million Forty-One Thousand Seven Hundred Eighty Dollars and Eighty-Two Cents ($1,041,780.82). The Company instructs Noteholder, to attach this Amended and Restated Secured Convertible Promissory Note to the original of the August 22, 2000 Secured Convertible Promissory Note, and restate it in its entirety. The Amended and Restated Secured Convertible Promissory Note is restated as follows:

         Ebiz Enterprises, Inc., a Nevada corporation (the "Company"), for value received, hereby promises to pay to The Canopy Group, Inc., a Utah corporation (the "Noteholder"), at 333 South 520 West, Suite 300, Lindon, Utah 84042, or its assigns, the sum of One Million Forty-One Thousand Seven Hundred Eighty Dollars and Eighty-Two Cents ($1,041,780.82), or such other or greater amount as may be outstanding, plus interest accrued on unpaid principal, compounded annually, at a rate of ten percent (10%) per annum, calculated from the date of this secured convertible promissory note (this "Note") until the principal amount hereof and all interest accrued thereon is paid (or converted, as provided in Section 2 hereof. The principal amount of this Note, and the interest accrued thereon, shall be payable at the principal offices of the Noteholder or by mail to the registered address of the holder of this Note on the earliest to occur of (i) June 30, 2001, (ii) a default under this Note in accordance with Paragraph 8 below, (iii) a default as that term defined in the Security Agreement executed herewith, and (iv) the date ten (10) days after the date of any breach by the Company of any agreement with the Noteholder and/or any affiliate of the Noteholder, unless this Note shall have been previously converted pursuant to
Section 2 hereof or as provided otherwise in this Note.

         The following is a statement of the rights of the holder of this Note and the conditions to which this Note is subject, and to which the holder hereof, by the acceptance of this Note, agrees:

         1.       Definitions.  The following definitions shall apply for all
                  -----------   purposes of this Note:

                  1.1 "Company" shall mean the Company as defined above and includes any corporation which shall succeed to or assume the obligations of the Company under this Note.

                  1.2 "Change of Control Transaction" shall mean a merger, acquisition, or other business combination in which fifty percent (50%) or more of the Company's outstanding voting stock is transferred to different holders in a single transaction or a series of related transactions.

                  1.3 "Conversion Date" shall mean the date on which, pursuant to Sections 2 and 3 hereof, the Noteholder exercises its right to convert this
Note into the Conversion Stock at the Note Conversion Price.

                  1.4 "Conversion Stock" shall mean the shares of Common Stock, $0.001 par value, of the Company. The number and character of shares of Conversion Stock are subject to adjustment as provided herein and the term "Conversion Stock" shall include shares and other securities and property at any time receivable or issuable upon conversion of this Note in accordance with its terms.

                  1.5 "Note Conversion Price" shall be the lesser of (1) 50% of the average closing price of the Company's Common Stock for the five day period ending on the trading day prior to such conversion, or (2) 200% of the closing price on date of closing of the loan.

                  1.6 "Noteholder," "holder," or similar terms, when the context refers to a holder of this Note, shall mean any person who shall at the time be the registered holder of this Note.

         2.       Conversion.

                  2.1 (a) Conversion of Note. If payment of all amounts due hereunder is not made by June 30, 2001, Noteholder, at its sole option may convert all or any portion of the outstanding principal and unpaid interest accrued to that date into Common Stock of the Company at a price that is equal to the Note Conversion Price. Conversion under this Section 2 shall occur only upon surrender of this Note for conversion at the principal offices of the Company.

                  (b) Prepayment of Note. The Company shall have the right to prepay, without penalty, the entire principal balance, plus accrued interest, due under the Note at any time prior to the maturity date if the Note.

                  2.2 Certain Transactions. The Company shall give written notice to the Noteholder of any Change of Control Transaction at least ten (10) business days prior to the date on which such Change of Control Transaction shall take place. Prior to the closing of such Change of Control Transaction, the Company shall, at Noteholder's election, either (i) repay all unpaid principal and interest under this Note or (ii) convert this Note into Conversion Stock at the Note Conversion Price.

         3. Issuance of Conversion Stock. As soon as practicable after conversion of this Note, the Company, at its expense, will (i) cause to be issued in the name of and delivered to the holder of this Note, a certificate or certificates for the number of shares of Conversion Stock to which the holder shall be entitled upon such conversion (bearing such legends as may be required by applicable state and federal securities laws in the opinion of legal counsel of the Company), together with any other securities and property to which the holder is entitled upon such conversion under the terms of this Note; (ii) execute and deliver to Noteholder a Stock Purchase Agreement, Shareholders Rights Agreement, and Investors Right's Agreement, in substantially the forms previously provided to the Company by the Noteholder. Such conversion shall be deemed to have been made (A) under Section 2 above and (B) immediately prior to the close of business on the date that the Note shall have been surrendered for conversion; and (iii) file a Form S-3 Registration Statement (or other registration statement as applicable) to register such shares and shall use best efforts to make the Registration Statement become effective. No fractional shares will be issued upon conversion of this Note. If upon any conversion of this Note a fraction of a share would otherwise result, then, in lieu of such fractional share, the Company will pay the cash value of that fractional share, calculated on the basis of the applicable Note Conversion Price.

         4. Adjustment of Number of Shares. The number and character of shares of Conversion Stock issuable upon conversion of this Note (or any shares of stock or other securities or property at the time receivable or issuable upon conversion of this Note) are subject to adjustment upon the occurrence of any of the following events:

                  4.1 Adjustment for Stock Splits, Stock Dividends, Recapitalizations, etc. In the event that the Company shall fix a record date for the determination of holders of securities affected by any stock split, stock dividend, reclassification, recapitalization or other similar event that will, in the future, affect the number of outstanding shares of the Company's capital stock, then, and in each such case, the Noteholder, upon conversion of this Note at any time after the Company shall fix the record date for such event, shall receive, in addition to the shares of Conversion Stock issuable upon conversion on the Conversion Date, the right to receive the securities of the Company to which such holder would have been entitled if such holder had converted this Note immediately prior to such record date (all subject to further adjustment as provided in this Note).

                  4.2 Adjustment for Dividends and Distributions. In the event that the Company shall make or issue, or shall fix a record date for the determination of eligible holders of securities entitled to receive, a dividend or other distribution payable with respect to the Conversion Stock (or any shares of stock or other securities at the time issuable upon conversion of this
Note) that is payable in (a) securities of the Company other than capital stock or (b) any other assets, then, and in each such case, the Noteholder, upon conversion of this Note at any time after the consummation, effective date or record date of such event, shall receive, in addition to the shares of Conversion Stock (or such other stock or securities) issuable upon such conversion prior to such date, the securities or such other assets of the Company to which such holder would have been entitled upon such date if such holder had converted this Note immediately prior thereto (all subject to further adjustment as provided in this Note).

                  4.3 Adjustment for Reorganization, Consolidation, Merger. In the event of any reorganization not considered a Change of Control Transaction of the Company (or any other corporation the stock or other securities of which are at the time receivable upon the conversion of this Note) after the date of this Note, or in the event, after such date, the Company (or any such corporation) shall consolidate with or merge into another corporation or convey all or substantially all of its assets to another corporation where such transaction is not considered a Change of Control Transaction, then, and in each such case, the Noteholder, upon the conversion of this Note (as provided in
Section 2) at any time after the consummation of such reorganization, consolidation, merger or conveyance, shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the conversion of this Note prior to such consummation, the stock or other securities or property to which such Noteholder would have been entitled upon the consummation of such reorganization, consolidation, merger or conveyance if such holder had converted this Note immediately prior thereto, all subject to further adjustment as provided in this Section 4, and the successor or purchasing corporation in such reorganization, consolidation, merger or conveyance (if other than the Company) shall duly execute and deliver to the Noteholder a supplement hereto acknowledging such corporation's obligations under this Note. In each such case, the terms of the Note shall be applicable to the shares of stock or other securities or property receivable upon the conversion of this Note after the consummation of such reorganization, consolidation, merger or conveyance.

                  4.4  Conversion  of  Stock.  In  the  event  that  all  of the authorized Conversion Stock of the Company is converted, pursuant to the Company's Articles of Incorporation, into other capital stock or securities or property, or the Conversion Stock otherwise ceases to exist, then the Noteholder, upon conversion of this Note at any time after the date on which the Conversion Stock is so converted or ceases to exist (the "Termination Date"), shall receive, in lieu of the number of shares of Conversion Stock that would have been issuable upon such conversion immediately prior to the Termination Date (the "Former Number of Shares of Conversion Stock"), the stock and other securities and property to which such Noteholder would have been entitled to receive upon the Termination Date if such holder had converted this Note with respect to the Former Number of Shares of Conversion Stock immediately prior to the Termination Date (all subject to further adjustment as provided in this Note).

                  4.5 Notice of Adjustments. The Company shall promptly give written notice of each adjustment or readjustment of the number of shares of Conversion Stock or other securities issuable upon conversion of this Note, by first class mail, postage prepaid, to the registered holder of this Note at the holder's address as shown on the Company's books. The notice shall describe the adjustment or readjustment and show in reasonable detail the facts on which the adjustment or readjustment is based.

                  4.6 No Change Necessary. The form of this Note need not be changed because of any adjustment in the number of shares of Conversion Stock issuable upon its conversion.

                  4.7 Reservation of Stock. The Company has taken all necessary corporate action and obtained all necessary government consents and approvals to authorize the issuance of this Note and, prior to the conversion hereof, the shares of Conversion Stock issuable upon conversion of this Note. If at any time the number of authorized but unissued Common Shares or other securities shall not be sufficient to effect the conversion of this Note, then the Company will take such corporate action as may, in the opinion of its legal counsel, be necessary to increase its authorized but unissued Common Shares or other securities to such number of shares of Common Shares or other securities as shall be sufficient for such purpose.

         5. Fully Paid Shares. All shares of Conversion Stock issued upon the conversion of this Note shall be validly issued, fully paid and non-assessable.

         6. No Rights or Liabilities as Shareholder. This Note does not by itself entitle the Noteholder to any voting rights or other rights as a shareholder of the Company. In the absence of conversion of this Note, no provisions of this Note, and no enumeration herein of the rights or privileges of the holder, shall cause such holder to be a shareholder of the Company for any purpose.

         7. Corporate Action; No Impairment. The Company will not, by amendment of its Articles of Incorporation or bylaws, or through reorganization, consolidation, merger, dissolution, issue or sale of securities, repurchase of securities, sale of assets or any other action, avoid or seek to avoid the observance or performance of any of the terms of this Note, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Noteholder under this Note against wrongful impairment. The Company shall not amend its Articles of Incorporation or issue any capital stock or options to purchase any capital stock of the Company without the prior written consent of the Noteholder.

         8. Default. The Company will be in default if the Company fails to make any payment when due hereunder. The Company will also be in default if any of the following occurs and such default is not cured within a ten (10) day period after the Noteholder has given the Company written notice of such default:

                  (a) The Company breaches any material obligation to the Noteholder hereunder.

                  (b) A receiver is appointed for any part of the Company's property, the Company makes an assignment for the benefit of creditors, or any proceeding is commenced either by the Company or against the Company under any bankruptcy or insolvency laws.

                  (c)  The  Company  materially   defaults  under  the  Security
Agreement referred to in Section 9 below.

                  (d) The Company suspends its normal business operations or otherwise fails to continue to operate its business in the ordinary course.

In the event of a default under this Section 8, Noteholder shall, in addition to any other remedies allowed by law, be entitled to accelerate all unpaid principal and interest under this Note.

         9. Security Agreement. This Note is secured by a security interest in certain collateral, which security interest was granted by the Company to the original holder of the Note pursuant to the terms of a certain security agreement dated as of August 22, 2000, as amended (the "Security Agreement"), among the original holder of the Note and the Company, and is incorporated herein by this reference.

         10. Waiver and Amendment. ANY PROVISION OF THIS NOTE MAY BE AMENDED, WAIVED, MODIFIED, DISCHARGED OR TERMINATED SOLELY UPON THE WRITTEN CONSENT OF BOTH THE COMPANY AND THE NOTEHOLDER.

         11. Assignment; Binding upon Successors and Assigns. The Company may not assign any of its obligations hereunder without the prior written consent of Noteholder. The terms and conditions of this Note shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties.

         12. Waiver of Notice; Attorneys' Fees. The Company and all endorsers of this Note hereby waive notice, demand, notice of nonpayment, presentment, protest and notice of dishonor. If any action at law or in equity is necessary to enforce this Note or to collect payment under this Note, the Noteholder shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which it may be entitled. Noteholder will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

         13. Construction of Note. The terms of this Note have been negotiated by the Company, the original holder of this Note and their respective attorneys and the language hereof will not be construed for or against either Company or Noteholder. Unless otherwise explicitly set forth, a reference to a Section will mean a Section in this Note. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Note which will be considered as a whole.

         14. Notices. Any notice or other communication required or permitted to be given under this Note shall be in writing, shall be delivered by hand or overnight courier service, by certified mail, postage prepaid, or by facsimile, and will be deemed given upon delivery, if delivered personally, one business day after deposit with a national courier service for overnight delivery, or one business day after transmission by facsimile with confirmation of receipt, and three days after deposit in the mails, if mailed, to the following addresses:

                  (i)  If to the Noteholder:

                           The Canopy Group
                           333 South 520 West,
                           Suite 300
                           Lindon, Utah 84042

                  (ii)  If to Company:

                           Ebiz Enterprises, Inc.
                           15695 North 83rd Way
                           Scottsdale, Arizona 85260

or to such other address as may have been furnished to the other party in writing pursuant to this Section 14, except that notices of change of address shall only be effective upon receipt.

         15. Governing Law. This Note shall be governed by and construed under the internal laws of the United States and the State of Utah as applied to agreements among Utah residents entered into and to be performed entirely within Utah, without reference to principles of conflict of laws or choice of laws.

         IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name as of the date first above written.

                                 EBIZ ENTERPRISES, INC.



                                  By:
                                     -------------------------------------------
                                     Dave Shaw, Chief Executive Officer